EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2026, with respect to the consolidated financial statements of The Travelers Companies, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

KPMG LLP

New York, New York

July 17, 2026